Exhibit 99.1

Elicio Therapeutics Announces Closing of Private Placement of
$20.0 Million Convertible Note

BOSTON, August 12, 2024 – Elicio Therapeutics, Inc. (Nasdaq: ELTX, “Elicio Therapeutics” or “Elicio”), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer, announced today that it entered into a securities purchase agreement dated August 12, 2024, pursuant to which Elicio has sold and issued a principal amount of $20.0 million in the form of a 3.0% Senior Secured Convertible Promissory Note due February 15, 2026 (the “Convertible Note”) in a private placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The purchaser of the Convertible Note was GKCC, LLC, an entity controlled by a member of Elicio’s Board of Directors (the “Purchaser”).

The Convertible Note will be a senior, secured obligation of Elicio and its affiliates, and interest will accrue and be payable quarterly in cash on the principal amount equal to 3% per annum, with an initial interest payment date of June 30, 2025. The Convertible Note will mature on February 15, 2026 (the “Maturity Date”), unless earlier converted in accordance with the terms of the Convertible Note.

The Convertible Note will be convertible into shares of Elicio’s common stock (the “Common Stock”), at the option of the Purchaser at any time prior to the Maturity Date. The initial conversion price is $5.81 per share of the Common Stock, which is equal to approximately 135% of the closing price of Elicio’s common stock on August 9, 2024.

Jones acted as financial advisor for Elicio for the private placement.

Elicio intends to use the net proceeds from the sale of the Convertible Note for working capital and general corporate purposes.

In addition, Elicio granted the Purchaser certain customary registration rights with respect to the shares of Common Stock issuable upon conversion of the Convertible Note.  For a full description of the foregoing transactions and agreements related thereto, see the Form 8-K filed by Elicio with the Securities and Exchange Commission (the “SEC”) on or about the date hereof.

The offer and sale of the Convertible Note and the shares of Common Stock issuable upon conversion of the Convertible Note, if any, have not been registered under the Securities Act or the securities laws of any other jurisdiction, and the Convertible Note and any such shares may not be offered or sold absent registration or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, including the Convertible Note or Elicio common stock, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Elicio Therapeutics, Inc.
Elicio Therapeutics, Inc. (Nasdaq: ELTX) is a clinical-stage biotechnology company advancing a pipeline of novel lymph node-targeted immunotherapies for the treatment of some of the most aggressive cancers. By combining expertise in immunology and immunotherapy, Elicio is harnessing the natural power of the immune system with the AMP technology, which allows for therapeutic payloads to be delivered directly to the lymph nodes, with the goal of enhancing the immune system’s cancer-fighting capabilities. By targeting cancer immunotherapies to the core of the immune response, AMP aims to optimize the lymph nodes’ natural ability to educate, activate and amplify cancer-specific T cells, which are essential for recognizing and eliminating tumor cells. Engineered to synchronize immunity in these highly potent sites, AMP is built to enhance the magnitude, potency, quality and durability of the immune response to drive antitumor activity. Elicio’s R&D pipeline includes off-the-shelf therapeutic cancer vaccines ELI-002, (targeting mKRAS-driven cancers) as well as ELI-007 and ELI-008 (targeting BRAF-driven cancers and p53 hotspot mutations, respectively). For more information, please visit www.elicio.com.

Cautionary Note on Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Elicio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Elicio uses words such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements include statements regarding, among other things, the intended use of proceeds from the offering of Elicio’s securities. Such forward-looking statements are based on Elicio’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors.

New factors emerge from time to time, and it is not possible for Elicio to predict all such factors, nor can Elicio assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed in Elicio’s Annual Report on Form 10-K filed with the SEC on March 29, 2024, as amended on April 29, 2024, under the heading “Risk Factors,” and any subsequent reports and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release, except to the extent required by law.

Investor Relations Contact
Brian Piekos
Elicio Therapeutics
IR@elicio.com
857-209-0153